EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JUNE 14, 2006

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION INCREASES QUARTERLY COMMON STOCK DIVIDEND BY 20%, ALSO DECLARES PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, JUNE 14, 2006 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.06 per share quarterly dividend that will be paid on July 17, 2006 to common shareholders of record on July 3, 2006. This is an increase of 20% from the last quarterly common stock dividend of $0.05 per share that was paid on April 17, 2006. Chesapeake has approximately 400 million common shares outstanding. In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below.

Chesapeake Energy Corporation

Preferred Stock Dividend Declaration

	Cumulative Convertible Preferred Stock
	5% (2003)	4.125%	5% (2005)	4.50%	5% (2005B)
Date of Issue	Nov. 18, 2003	Mar. 30, 2004	April 19, 2005	Sept. 14, 2005	Nov. 8, 2005
Registered CUSIP	165167800	165167875	165167859	165167842	165167826
144A CUSIP	N/A	165167883	165167867	N/A	165167834
Par Value per Share	$0.01	$0.01	$0.01	$0.01	$0.01
Shares Outstanding	38,625	3,065	4,600,000	3,450,000	5,750,000
Liquidation Preference per Share	$100	$1,000	$100	$100	$100
Record Date	Aug. 1, 2006	Sept. 1, 2006	July 3, 2006	Sept. 1, 2006	Aug. 1, 2006
Payment Date	Aug. 15, 2006	Sept. 15, 2006	July 17, 2006	Sept. 15, 2006	Aug. 15, 2006
Amount per Share	$1.25	$10.3125	$1.25	$1.125	$1.25

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.